Exhibit 99.1

American Assets Trust, Inc. Reports Third Quarter 2011 Financial Results

Company Release – 11/8/11

SAN DIEGO – American Assets Trust, Inc. (NYSE: AAT) (the “Company”) today reported financial results for its third quarter ended September 30, 2011.

Financial Results and Recent Developments

•	Funds From Operations of $0.29 per diluted share/unit for the three months ended September 30, 2011
•	$91.6 million acquisition of Lloyd District Portfolio comprised of six buildings with approximately 600,000 square feet in Portland, Oregon
•	Sale of Valencia Corporate Center in Santa Clarita, California for $31.0 million
•	Signed 29 retail and office leases for 93,912 square feet

During the third quarter of 2011, the Company generated funds from operations (“FFO”) for common stockholders and unitholders of $16.6 million or $0.29 per diluted share/unit. For the nine months ended September 30, 2011, the Company generated FFO for common stockholders and unitholders of $41.0 million or $0.77 per diluted share/unit and FFO As Adjusted for common stockholders and unitholders of $44.0 million or $0.82 per diluted share/unit. FFO As Adjusted reflects adjustments to FFO for nonoperational items directly related to the Company’s initial public offering (“IPO”) on January 19, 2011.

Net income attributable to common stockholders was $3.1 million or $0.08 per basic and diluted share for the three months ended September 30, 2011. For the nine months ended September 30, 2011, net income attributable to common stockholders was $2.6 million or $0.07 per basic and diluted share.

FFO and FFO As Adjusted are non-GAAP supplemental earnings measures which the Company considers meaningful in measuring its operating performance. Reconciliations of FFO and FFO As Adjusted to net income are attached to this press release.

Portfolio Results

The portfolio leased status as of the end of the indicated quarter was as follows:

	September 30, 2011	June 30, 2011	September 30, 2010
Total Portfolio
Retail	92.6%	94.0%	97.3%
Office	94.1%	94.7%	96.5%
Multifamily	94.4%	97.7%	90.5%
Mixed-Use:
Retail	99.2%	97.6%	—
Hotel	88.8%	87.3%	—

Same-Store Portfolio
Retail	94.8%	96.4%	97.3%
Office	96.3%	96.2%	96.5%
Multifamily	94.4%	97.7%	90.5%

During the third quarter of 2011, the Company signed 29 leases for approximately 93,912 square feet of retail and office space and 210 multifamily apartment leases. Renewals accounted for 91% of the comparable retail leases, 55% of the comparable office leases and 52% of the residential leases.

Retail

On a comparable space basis (i.e., leases for which there was a former tenant), the Company leased 44,296 square feet of retail space at an average cash-basis contractual rent increase of 4.4% during the third quarter 2011. The average contractual rent on this comparable space for the first year of the new leases is $24.03 per square foot, compared to an average contractual rent of $23.01 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable retail space increased 10.1% for the third quarter 2011.

Office

On a comparable space basis, the Company leased 34,602 square feet of office space at an average cash-basis contractual rent decrease of 10.7% during the third quarter 2011. The average contractual rent on this comparable space for the first year of the new leases is $34.09 per square foot, compared to an average contractual rent of $38.18 per square foot for the last year of the prior leases. On a GAAP basis (including the impact of straight-line rents), average rent per square foot for the comparable office space decreased 8.8% for the third quarter 2011.

Multifamily

At September 30, 2011, the average monthly base rent per leased unit was $1,421 compared to an average monthly base rent per leased unit of $1,407 at June 30, 2011 and $1,365 at September 30, 2010.

For the three and nine months ended September 30, 2011, same-store property operating income decreased approximately 4.7% and 2.9%, respectively, on a GAAP basis compared to the corresponding periods in 2010. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended			Nine Months Ended
	September 30,			September 30,
	2011	2010	Change	2011	2010	Change
Retail	$14,066	$14,879	(5.5)%	$43,150	$43,851	(1.6)%
Office	7,143	7,553	(5.4)	11,515	12,003	(4.1)
Multifamily	2,416	2,346	3.0	6,614	7,237	(8.6)
Mixed-Use	—	—	—	—	—	—

	$23,625	$24,778	(4.7)%	$61,279	$63,091	(2.9)%

Same-store property operating income does not include income from First & Main, which was acquired in March 2011, Lloyd District Portfolio, which was acquired in July 2011, or Solana Beach Town Centre, Solana Beach Corporate Centre and Waikiki Beach Walk as these properties represented noncontrolled properties that were not consolidated at September 30, 2010. Same-store property income also excludes income from Valencia Corporate Center, which was sold in August 2011. The Landmark at One Market is included in same-store property operating income for the three months comparison but excluded for the nine months comparison because a controlling interest in the property was not acquired until June 30, 2010. Furthermore, The Landmark at One Market was not included in the Company’s income for the full nine months ended September 30, 2010.

Same-store retail property operating income decreased for the three months ended September 30, 2011 reflecting a decrease in rental revenue resulting from the closure of Borders at three properties, higher operating costs and increased property taxes. For the nine months ended September 30, 2011, same-store retail property operating income decreased primarily due to higher operating costs, increased property taxes and a reduction in rental revenue from the closure of Borders. The Company anticipates that the three former Borders spaces will be re-leased at the same or increased rent in the aggregate and has already re-leased the majority of one space as of the date hereof consistent with that expectation.

For the three and nine months ended September 30, 2011, same-store office property operating income decreased compared to corresponding prior year periods due to lower rental rates on new and amended leases, decreased average percentage leased, increased operating expenses and additional property tax expense for expected supplemental billings once the properties in California are re-assessed by the taxing authority.

Same-store multifamily property operating income increased for the three months ended September 30, 2011, due to an increased percentage leased and lower operating expenses. This increase more than offset additional property tax expense for expected supplemental billings once the properties in California are re-assessed by the taxing authority. Same-store multifamily property operating income decreased for the nine months ended September 30, 2011 compared to the corresponding prior year period due to increased property taxes, a lower percentage leased during the first half of 2011 and increased marketing expenses to attract new tenants, which ultimately led to increased occupancy during the second and third quarters of 2011.

Acquisitions and Dispositions

On July 1, 2011, the Company acquired the Lloyd District Portfolio, consisting of approximately 600,000 rentable square feet on more than 16 acres located in the Lloyd District of Portland, Oregon for approximately $91.6 million. The Lloyd District Portfolio is comprised of six office buildings within four contiguous blocks, including (i) a condominium interest in the 20-story Lloyd Tower, (ii) the 16-story Lloyd 700 Building and (iii) four low-rise landmark buildings within Oregon Square. Approximately 91% of the Lloyd District Portfolio’s rentable square feet are leased. Major tenants include Integra Telecom Holdings, Inc., Knowledge Learning Corp., PacifiCorp, the Tri-County Metropolitan Transportation District of Oregon and the Columbia River Inter-Tribal Fish Commission. Funds required to close the acquisition were provided from the net proceeds of the Company’s IPO. The Company intends to evaluate further developing this property through the addition of retail, office and/or residential mixed-use space to this site. However, no assurances can be made that the Company will ultimately further develop this property.

On August 30, 2011, the Company sold Valencia Corporate Center, an office property located in Santa Clarita, California, for $31.0 million. The decision to sell Valencia Corporate Center was a result of the Company’s desire to focus resources on its core, high-barrier to entry markets.

On September 20, 2011, the Company acquired approximately 1.7 acres of land fronting Highway 101 in Solana Beach, California for approximately $6.8 million. This property is located one block from the Pacific Ocean, within a mile of the Company’s Solana Beach Corporate Centre, Solana Beach Towne Centre and Lomas Santa Fe Plaza properties, and within 5 miles of the Company’s corporate offices.

Balance Sheet and Liquidity

At September 30, 2011, the Company had gross real estate assets of $1.7 billion and liquidity of $350.3 million comprised of cash and cash equivalents of $123.2 million, marketable securities of $29.6 million and $197.5 million of availability on its line of credit.

Dividends

The Company declared dividends on its shares of common stock of $0.21 per share for the third quarter of 2011. The dividends were declared on August 5, 2011 to holders of record on September 15, 2011 and were paid on September 30, 2011. Total dividends paid on shares of the Company’s common stock for the period from and including January 19, 2011 to September 30, 2011 were $0.59.

In addition, the Company declared a dividend on its common stock of $0.21 per share for the quarter ending December 31, 2011. The dividend will be paid on December 29, 2011 to stockholders of record on December 15, 2011.

Conference Call

The Company will hold a conference call to discuss the results for the third quarter 2011 on Wednesday, November 9, 2011 at 7:30 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-800-510-9834 and use the pass code 47023769. A telephonic replay of the conference call will be available beginning at 10:30 a.m. PT on Wednesday, November 9, 2011 through Wednesday, November 23, 2011. To access the replay, dial 1-888-286-8010 and use the pass code 81896405. A live on-demand audio webcast of the conference call will be available on the Company’s website at www.americanassetstrust.com. A replay of the call will also be available on the Company’s website.

Supplemental Information

Supplemental financial information regarding the Company’s third quarter 2011 results may be found in the “Investor Relations” section of the Company’s website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information

American Assets Trust, Inc.

Consolidated Balance Sheets

(In Thousands, Except Share Data)

	September 30, 2011	December 31, 2010
	(unaudited)	(audited)
Assets
Real estate, at cost
Operating real estate	$1,653,329	$1,117,831
Construction in progress	4,285	925
Held for development	22,755	8,081

	1,680,369	1,126,837
Accumulated depreciation	(223,624)	(209,666)

Net real estate	1,456,745	917,171
Cash and cash equivalents	123,222	41,953
Restricted cash	8,760	4,481
Marketable securities	29,596	—
Accounts receivable, net	6,525	1,564
Deferred rent receivables, net	22,792	19,486
Notes receivable from affiliate	—	21,769
Investment in real estate joint ventures	—	39,816
Prepaid expenses and other assets	77,121	43,718
Assets of discontinued operations	—	27,399

Total assets	$1,724,761	$1,117,357

Liabilities and equity
Liabilities:
Secured notes payable	$943,900	$828,685
Unsecured notes payable	—	38,013
Notes payable to affiliates	—	5,266
Accounts payable and accrued expenses	27,769	11,284
Security deposits payable	4,664	2,510
Other liabilities and deferred credits	57,955	38,846
Distributions in excess of earnings on real estate joint ventures	—	14,060
Liabilities of discontinued operations	—	23,572

Total liabilities	1,034,288	962,236

Commitments and contingencies

Equity:
Owners’ equity	—	121,874
American Assets Trust, Inc. stockholders’ equity
Common stock $0.01 par value, 490,000,000 authorized, 39,283,796 outstanding at September 30, 2011	393	—
Additional paid-in capital	652,932	—
Accumulated dividends in excess of net income	(20,233)	—

Total American Assets Trust, Inc. stockholders’ equity	633,092	—

Noncontrolling interests
Owners in consolidated real estate entities	—	33,247
Unitholders in the Operating Partnership	57,381	—

	57,381	33,247

Total equity	690,473	155,121

Total liabilities and equity	$1,724,761	$1,117,357

American Assets Trust, Inc.

Consolidated Statements of Operations

(Unaudited)

(In Thousands, Except Shares and Per Share Data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenue:
Rental income	$53,278	$33,903	$146,860	$88,213
Other property income	3,015	1,060	7,416	2,762

Total revenue	56,293	34,963	154,276	90,975

Expenses:
Rental expenses	16,187	5,977	42,720	15,358
Real estate taxes	5,390	3,442	14,800	9,208
General and administrative	3,733	1,515	10,786	4,908
Depreciation and amortization	15,827	12,599	41,916	26,714

Total operating expenses	41,137	23,533	110,222	56,188
Operating income	15,156	11,430	44,054	34,787
Interest expense	(14,738)	(12,416)	(41,791)	(32,979)
Early extinguishment of debt	—	—	(25,867)	—
Loan transfer and consent fees	—	—	(9,019)	—
Gain on acquisition	—	—	46,371	4,297
Other income (expense), net	(108)	(251)	(179)	(1,167)

Income (loss) from continuing operations	310	(1,237)	13,569	4,938
Discontinued operations
Income from discontinued operations	327	44	1,119	232
Gain on sale of real estate property	3,981	—	3,981	—

Results from discontinued operations	4,308	44	5,100	232

Net income (loss)	4,618	(1,193)	18,669	5,170
Net income attributable to restricted shares	(132)	—	(350)	—
Net loss attributable to Predecessor’s noncontrolling interests in consolidated real estate entities	—	1,042	2,458	1,941
Net (income) loss attributable to Predecessor’s controlled owners’ equity	—	151	(16,995)	(7,111)
Net income attributable to unitholders in the Operating Partnership	(1,434)	—	(1,209)	—

Net income attributable to American Assets Trust, Inc. stockholders	$3,052	$—	$2,573	$—

Basic net income (loss) from continuing operations attributable to common stockholders per share	$—		$(0.03)
Basic net income from discontinued operations attributable to common stockholders per share	0.08		0.10

Basic net income attributable to common stockholders per share	$0.08		$0.07

Weighted average shares of common stock outstanding—basic	38,655,084		36,106,397

Diluted net income (loss) from continuing operations attributable to common stockholders per share	$—		$(0.03)
Diluted net income from discontinued operations attributable to common stockholders per share	0.08		0.10

Diluted net income attributable to common stockholders per share	$0.08		$0.07

Weighted average shares of common stock outstanding—diluted	57,051,173		53,265,648

Dividends declared per common share	$0.21		$0.59

Reconciliation of Net Income to Funds From Operations and Funds From Operations As Adjusted

The Company’s FFO attributable to common stockholders and operating partnership unitholders, FFO As Adjusted available to common stockholders and operating partnership unitholders and a reconciliation of both to net income is as follows (in thousands except shares and per share data):

	Three Months Ended September 30, 2011	Nine Months Ended September 30, 2011

Funds From Operations (FFO)
Net income	$4,618	$18,669
Depreciation and amortization of real estate assets	16,053	42,820
Depreciation and amortization on unconsolidated real estate joint ventures (pro rata)	—	688
Gain on sale of real estate	(3,981)	(3,981)

FFO, as defined by NAREIT	$16,690	$58,196

Less: FFO attributable to Predecessor’s controlled and noncontrolled owners’ equity	—	(16,973)
Less: Nonforfeitable dividends on incentive stock awards	(88)	(227)

FFO attributable to common stock and units	$16,602	$40,996

FFO per diluted share/unit	$0.29	$0.77

Weighted average number of common shares and units, diluted	57,258,190	53,459,442

FFO As Adjusted
FFO	$16,690	$58,196
Early extinguishment of debt	—	25,867
Loan transfer and consent fees	—	9,019
Gain on acquisition of controlling interests	—	(46,371)

FFO As Adjusted	16,690	46,711

Less: FFO As Adjusted attributable to Predecessor’s controlled and noncontrolled owners’ equity	—	(2,462)
Less: Nonforfeitable dividends on incentive stock awards	(88)	(227)

FFO As Adjusted attributable to common stock and units	$16,602	$44,022

FFO As Adjusted per diluted share/unit	$0.29	$0.82

Weighted average number of common shares and units, diluted	57,258,190	53,459,442

Reported results are preliminary and not final until the filing of the Company’s Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. The Company also presents FFO As Adjusted, which represents FFO adjusted for certain identified items.

FFO and FFO As Adjusted are supplemental non-GAAP financial measures. Management uses FFO and FFO As Adjusted as supplemental performance measures because it believes that FFO and FFO As Adjusted are beneficial to investors as a starting point in measuring the Company’s operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs. The Company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. FFO As Adjusted reflects certain additional adjustments for items that management believes do not reflect the operational performance of the Company’s properties. Accordingly, FFO and FFO As Adjusted should be considered only as supplements to net income as measures of the Company’s performance. FFO and FFO As Adjusted should not be used as measures of the Company’s liquidity, nor are they indicative of funds available to fund the Company’s cash needs, including the Company’s ability to pay dividends or service indebtedness. FFO and FFO As Adjusted also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.

American Assets Trust, Inc. is a full service, vertically integrated and self-administered real estate investment trust, or REIT, that owns, operates, acquires and develops high quality retail and office properties in attractive, high-barrier-to-entry markets primarily in Southern California, Northern California, Hawaii and Oregon. The Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.2 million square feet. In addition the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. The Company intends to elect to be treated as a real estate investment trust, or REIT, for U.S. federal income tax purposes, commencing with the taxable year ending December 31, 2011. For additional information, visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s annual report on Form 10-K filed on March 30, 2011, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607